                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Cortech, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                      N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of the transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                                                  [CORTECH LOGO]

                                 CORTECH, INC.
                           6850 N. BROADWAY, SUITE G
                             DENVER, COLORADO 80221

                                                                 August 10, 1998

Dear Stockholder:

     You are cordially invited to attend Cortech, Inc.'s Annual Meeting of Stockholders, which will begin at 9:00 a.m. local time, Friday, September 4, 1998 at The Renaissance Hotel, 3801 Quebec Street, Denver, Colorado.

     Stockholders will vote on the proposals detailed in the attached proxy statement, and we will present a brief status report on the Company's operations.

     Regardless of your plans to join us on September 4th, we hope you will sign, date and return your WHITE proxy card in the envelope provided at your earliest convenience. If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-848-3051. We look forward to your reply.

                                            Sincerely yours,

                                            /s/ Bert Fingerhut

                                            Bert Fingerhut
                                            Chairman

                                 CORTECH, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 4, 1998

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cortech, Inc., a Delaware corporation ("Cortech" or the "Company"), will be held on Friday, September 4, 1998 at 9:00 a.m. local time at The Renaissance Hotel, 3801 Quebec Street, Denver, Colorado for the following purposes:

     1. To elect two Class I directors to hold office until the 2001 annual meeting of stockholders or until his successor is elected and has qualified and, if the stockholder proposal set forth under proposal 5 below is approved, to elect one additional Class I director and one Class III director to hold office until, respectively, the 2001 and 2000 annual meetings of stockholders or until their successors are elected and have qualified.

     2. To adopt and approve an amendment to the Company's Certificate of Incorporation that provides for a one-for-ten reverse stock split of outstanding Cortech common stock.

     3. To adopt and approve an amendment to the Company's Certificate of Incorporation that provides that the Board of Directors shall fix the number of directors.

     4. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

     5. To consider and act upon, if properly presented, a stockholder proposal concerning an amendment to the Company's Bylaws to increase the number of directors, which proposal is opposed by the Board of Directors.

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 10, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors,

                                            /s/ Bert Fingerhut

                                            Bert Fingerhut
                                            Chairman

Denver, Colorado
August 10, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 CORTECH, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Cortech, Inc., a Delaware corporation ("Cortech" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on September 4, 1998 at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Renaissance Hotel, 3801 Quebec Street, Denver, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about August 10, 1998, to all stockholders entitled to vote at the Annual Meeting.

     You probably have already received an opposition proxy statement (the "Opposition Proxy") from Asset Value Fund Limited Partnership ("AVF"), a dissident stockholder that is attempting a hostile takeover of the Company. In connection with its hostile takeover attempts, AVF is soliciting proxies to, among other things, amend the Company's Bylaws to increase the size of the Board to seven members and, subject to the approval of such amendment, to elect its four nominees to the Board (to fill the two Class I seats up for election and the two vacancies created by AVF's proposed Bylaw amendment). If AVF is successful in passing its proposed Bylaw amendment and in electing its four nominees, AVF representatives would have a majority of the seats on the Company's Board of Directors and AVF would control Cortech.

     AVF is an investment vehicle led by Paul Koether, who the Company believes is a notorious greenmailer with a documented history of purchasing short-term positions in public companies, threatening and waging costly and divisive proxy contests with the stated purpose of protecting stockholder interests, and then selling out when offered an attractive price. The Board of Directors urges you not to support AVF's hostile attempt to take over the Company, but to carefully review the information contained in this proxy statement and sign, date and return the WHITE proxy card today in the enclosed, postage pre-paid envelope.

     Ten years ago, Emerald Partners, a partnership formed by Paul and Natalie Koether, sued to stop a merger of May Petroleum, Inc. and several companies controlled by Craig Hall, the defendant in the lawsuit. The Vice Chancellor of the Delaware Chancery Court, Delaware's corporate court, characterized both the Koethers' partnership and the defendant as having little concern for other stockholders:

          "As will be seen, the Court is placed in the difficult position of having to choose between two protagonists, BOTH OF WHICH SEEM TO HAVE LITTLE CONCERN FOR THE INTERESTS OF THE HAPLESS MINORITY STOCKHOLDERS."

     Looking at the record of the Koethers' partnership, the court commented:

          "EMERALD OBVIOUSLY DEALS IN MANY FORMS OF SHAREHOLDER BLACKMAIL, I.E., GREENMAIL, in attempts to gain control of corporations or be bought out at substantial premiums."

     The Court eventually enjoined the merger, upholding Emerald's role as a representative of the May stockholders, and commenting:

          "Emerald has assumed the role here as being a fiduciary for the minority stockholders, A ROLE WHICH IS PROBABLY ENTIRELY NEW TO IT. Having assumed that role it will be expected to fulfill it in the high standards required by Delaware law."

     That litigation, begun ten years ago, is still ongoing today.

     As recently as six months ago, AVF sold shares of FIND/SVP, Inc. back to FIND/SVP at a substantial premium over market value in connection with the settlement of litigation brought by the Koethers. Unlike the Emerald Partners case, the FIND/SVP litigation did not involve derivative claims by AVF on behalf of all FIND/SVP stockholders; instead AVF claimed it was deceived into buying additional FIND/SVP shares and canceling plans to sell shares.

     Twenty months ago, Pureworld Inc., another Koether-led vehicle, extracted $825,000 from American Industrial Properties REIT in a settlement as reimbursement for costs and in consideration for releases and standstill agreement. Like the FIND/SVP litigation, the claims in the American Industrial litigation did not involve derivative claims made by Pureworld on behalf of all American Industrial stockholders; instead Pureworld was sued for violations of federal securities laws and Pureworld made counterclaims contesting the validity of provisions of American Industrial's bylaws, seeking to appoint an additional trustee and a receiver of American Industrial; and seeking to enjoin American Industrial until appointment of an additional trustee.

     In its campaign materials, AVF says it intends to benefit from its Cortech investment only to the same extent other stockholders benefit. But nothing obligates Koether to live up to his promise if he takes control of Cortech. We urge you to look into Koether's record before casting a vote for him!

     Your Board of Directors remains committed to the interests of Cortech stockholders and maximizing the value of Cortech stock. Cortech's Board members include scientists and businessmen with years of experience in science and the pharmaceutical industry who believe that Cortech's technology has value. In contrast, Koether is proposing a slate which would be controlled by himself and his associates, none of whom have significant scientific or pharmaceutical industry experience.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on July 10, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date the Company had outstanding and entitled to vote 18,523,918 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on each matter to be voted upon at the Annual Meeting.

     Under the Bylaws of the Company, a quorum for the transaction of business is constituted by the presence, in person or by proxy, of the holders of a majority of the stock of the Company issued and outstanding and entitled to vote at the meeting. A plurality of the votes of the shares present and entitled to vote at the Annual Meeting is required to approve the election of directors in Proposal 1. The affirmative vote of holders of a majority of the Company's issued and outstanding shares entitled to vote at the Annual Meeting is required to approve each of Proposals 2 and 3 and the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting is required to approve each of Proposals 4 and 5.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy in connection with the Annual Meeting has the power to revoke such proxy at any time before it is voted at the Annual Meeting
(i) by delivering a written notice of revocation of such proxy to the Secretary of the Company at the Company's principal executive office, 6850 N. Broadway, Suite G, Denver, Colorado 80221, (ii) by executing and delivering a later dated proxy to the Company or its solicitation agents, or (iii) by attending the Annual Meeting and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     There is no limit on the number of times that a stockholder may revoke his or her proxy prior to the Annual Meeting. Only the latest dated, properly signed proxy card will be counted.

     IF YOU ALREADY SENT A PROXY CARD TO AVF, A DISSIDENT STOCKHOLDER THAT IS ATTEMPTING A HOSTILE TAKEOVER OF THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

           THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES OF THE BOARD

     The Company's Certificate and Bylaws, each as amended, currently provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

     The Company currently has a total of five directors, consisting of two Class I directors, whose terms expire in 1998, two Class II directors, whose terms expire in 1999 and one Class III director, whose term expires in 2000. Each of the current directors, with the exception of Bert Fingerhut, was appointed to fill a vacancy on the Board created by the resignations of Charles Cohen, Ph.D., Donald Kennedy, Ph.D. and Allen Misher, Ph.D. effective July 21, 1998 and Kenneth R. Lynn, effective May 18, 1998. Such resignations were not the result of any disagreement with the Company and, in the case of Drs. Cohen, Kennedy and Misher, had been contemplated earlier this year in connection with the Company's proposed merger with Biostar, Inc. ("Biostar"), which merger was subsequently abandoned.

     Two Class I directors will be elected at the Annual Meeting. The Board of Directors has nominated Dr. Lawrence M. Gold and Joachim von Roy as Class I directors (term expiring 2001) to be elected at the Annual Meeting. However, AVF, a dissident stockholder, is attempting a hostile takeover of the Company by proposing Proposal 5 (the "AVF Proposal") which would add two new directors to the Board (one Class I director, with a term expiring in 2001, and one Class III director, with a term expiring 2000) and permit AVF to elect a majority of the members of the Board of Directors. The Board of Directors opposes the AVF Proposal and recommends Proposal 3, which would protect the Company's classified Board structure by eliminating the possibility of AVF or future dissident stockholders from taking control of the Company by proposals such as the AVF Proposal. However, if Proposal 3 is defeated and the AVF Proposal is properly presented and approved, then four directors will be elected at the Annual Meeting. The Board of Directors has conditionally nominated Drs. John P. Papp and John C. Cheronis (collectively, the "Additional Nominees") to fill the two vacancies (for Class I director and Class III director, respectively) created in the event the AVF Proposal is adopted and the Board is increased to seven members.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed WHITE proxy card will be voted, if authority to do so is not withheld, for the election of Dr. Gold and Mr. von Roy as Class I director and, in the event the AVF Proposal is approved, also for the election of Drs. Papp and Cheronis as Class I and Class III directors, respectively.

     The persons nominated for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. However, in the event that any of such nominees becomes unable or unwilling to accept nomination or election as a result of an unexpected occurrence, the shares represented by the enclosed proxy will be voted for the election of such substitute nominee as management may propose.

     Set forth below is biographical information for the persons (including the Additional Nominees) nominated for election to the Board of Directors and each other person whose term of office as a director will continue after the Annual Meeting, including information furnished by them as to their principle occupations at present and for the past five years, certain directorships held by each, their ages as of July 15, 1998 and the year in which each continuing director became a director of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

NOMINEE FOR ELECTION AS CLASS I DIRECTOR

     Lawrence M. Gold, PhD. Dr. Gold, 56, has been a director of the Company since August 1998. He has been Chairman of the Board of NeXstar Pharmaceuticals, Inc., an integrated biopharmaceutical company, since 1993 and Chief Scientific Officer of NeXstar since 1995. Dr. Gold was a founder of NeXstar, has served as a director of NeXstar since its inception in 1991 and served as Executive Vice President of Research and Development at Nexstar from 1991 to 1995. From 1988 to 1992 Dr. Gold was Chairman of the Department of Molecular, Cellular and Developmental Biology at the University of Colorado at Boulder. He has been a professor at the University since 1970 and has received the University's Distinguished Lectureship Award. Dr. Gold was a founder of Synergen, Inc., a biopharmaceutical company, and, from 1981 to 1988, was Synergen's Co-Director of Research. He is a recipient of the National Institutes of Health Merit Award and Career Development Award and is a member of the National Academy of Sciences.

     Joachim von Roy. Mr. von Roy, 52, has been a director of the Company since July 1998. Mr. von Roy is a Principal of RvR Associates, an independent health care consulting firm. From 1993 to 1997, he served as President of Bristol-Myers Squibb Pharmaceuticals, Europe and, from 1990 to 1993, he was President of Bristol-Myers Squibb Pharmaceuticals, Central Europe. Mr. von Roy is Chairman of Health Initiative Europe Institute for Bagonalistics and a member of Kuratorium, the German Lipid League.

ADDITIONAL NOMINEES FOR ELECTION AS CLASS I AND CLASS III DIRECTORS

  CLASS I DIRECTOR:

     John P. Papp, M.D. Dr. Papp, 59, is a Master of the American College of Gastroenterology. He is currently in private practice and also holds a teaching appointment as a Clinical Professor in the Department of Medicine, College of Human Medicine, at Michigan State University, an appointment he has held since May 1987. He is a past president of the American College of Gastroenterology and serves on and chairs a number of medical committees. Dr. Papp has conducted extensive research and authored numerous scientific publications.

  CLASS III DIRECTOR:

     John C. Cheronis, M.D., Ph.D. Dr. Cheronis, 47, has been Founding Scientist of the Company since 1996 and served as Vice President, Research of the Company from the Company's inception in 1982 to 1995. Dr. Cheronis was a director of the Company from 1982 to 1995. He is a diplomat of the American Board of Internal Medicine. Dr. Cheronis received his Ph.D. and M.D. from the Department of Pharmacology and Physiology at the Pritzker School of Medicine of the University of Chicago in 1978 and 1980, respectively.

CONTINUING CLASS II DIRECTORS

     Bert Fingerhut. Mr. Fingerhut, 54, has been a director of the Company since 1988 and Chairman of the Board and Acting Chief Executive Officer since May 1998. Mr. Fingerhut also served as Chairman of the Board from June 1991 to April 1997. In addition to his service with the Company, Mr. Fingerhut presently pursues private business and conservation interests. From 1984 to 1985, he was Special Limited Partner and Senior Vice President of Odyssey Partners, a private investment partnership. From 1965 to 1983, he was General Partner, Managing Director, Executive Vice President and Director of Research of Oppenheimer & Company, Inc., an investment banking and brokerage firm. Mr. Fingerhut is Chairman of the Board of Directors of Toxics Targeting, a private company based in Ithaca, N.Y. that tracks and provides information on toxic waste sites. He is currently Chairman of the Governing Council of The Wilderness Society, a member of the Board of Directors of the Southern Utah Wilderness Alliance, a director of the Grand Canyon Trust and Trustee of the Alaska Conservation Foundation. Mr. Fingerhut also serves as a director of the Wyss Foundation.

     John E. Repine, M.D. Dr. Repine, 53, has been a director of the Company since July 1998. Dr. Repine has been the President (since 1993) and Director (since 1989) of the Webb-Waring Antioxidant Research Institute. He has also been the James J. Waring Professor in the Department of Medicine and Pediatrics at the University of Colorado Health Sciences Center since 1996. Dr. Repine was elected to the American Society of Clinical Investigation and the Association of American Physicians. He is also the recipient of an Established Investigator Award from the American Heart Association, Basil O'Connor Research Award from the March of Dimes and the Bonfils-Stanton Award for his outstanding contribution to medicine and science. Dr. Repine serves on the scientific advisory boards of a number of biotechnology companies.

CONTINUING CLASS III DIRECTOR

     Edward Finkelstein. Mr. Finkelstein, 62, has been a director of the Company since July 1998. Mr. Finkelstein has been a managing partner of REM, a real estate holding company, since 1986, and the President and Chief Executive Officer of Edmark Development LLC, a commercial real estate development and management company, since 1990. He has also served as the President and Chief Executive Officer of Central Motors, a holding company of Midwestern car dealerships, since 1992, and the Chairman and Chief Executive Officer of Rollabind, Inc., the largest manufacturer of patented disc binding systems worldwide, since 1996. Between 1972 and 1991, Mr. Finkelstein was President and Chief Executive Officer of Michigan Sporting Goods Distributors, Inc., the parent company of MC Sports, one of the largest retail sporting good chains in the world.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD'S NOMINEES.

                                   PROPOSAL 2
                         APPROVAL OF THE REVERSE SPLIT

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2

     The Board of Directors of the Company has unanimously approved, and recommends that stockholders approve, an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock and make a corresponding reduction in the authorized number of shares of Common Stock which the Company may issue (such actions collectively being referred to as the "Reverse Split"). The Reverse Split, if approved by stockholders, would cause all issued and outstanding shares of the Company's Common Stock to be split, on a reverse basis, one-for-ten (stockholders would receive one share of Common Stock for every ten shares held prior to the Reverse Split). If the Reverse Split is approved at the Annual Meeting, the Company intends to file documents to effect the Reverse Split with the Secretary of State of Delaware as soon as practicable, and the Reverse Split will be effective on the date such documents are filed (the "Effective Date"). As part of the Reverse Split,
Article V, Section 1 of the Certificate of Incorporation would be amended to decrease the authorized number of shares of capital stock which the Company may issue from 52,000,000 shares to 7,000,000 shares, 5,000,000 of which shall be Common Stock, and 2,000,000 of which shall be Preferred Stock.

     As described below, the primary objective of the Reverse Split is to increase the per share market price of the Common Stock. On July 13, 1998, the Nasdaq Stock Market, Inc. ("Nasdaq") Listing Qualifications Panel decided that, as of the close of business on such date, the Company's Common Stock would be delisted from the Nasdaq National Market. Nasdaq requires that the common stock of companies listed on the Nasdaq National Market must have a bid price of at least $1.00 per share, and the basis for the Panel's decision was that the bid price of the Common Stock was less than $1.00 per share. As a result of the delisting, the Common Stock currently trades on Nasdaq's OTC Bulletin Board.

     Nasdaq's delisting of the Common Stock will have a number of adverse effects on the Company's stockholders. Availability of current market price information for the Common Stock and news coverage of the Company will be limited. Delisting may have the effect of restricting investors' interest in the Common Stock and may have a material adverse effect on the trading market and prices for the Common Stock as well as the Company's ability to issue additional securities or to secure additional financing. Because of the adverse impact on the trading market of the Common Stock and the potential loss of effective trading markets, the volatility of the Common Stock may be increased.

     In addition, stocks with low per share prices are subject to additional federal and state regulatory requirements. Because the market price of the Common Stock is less than $5 per share, the Common Stock cannot be used as collateral for margin loans. In addition, if the Common Stock were priced and less than $5 per share and deemed a "penny stock" under federal securities laws, additional regulatory restrictions would apply. Although the price of the Common Stock is less than $5 per share, the Company does not believe that its Common Stock is a penny stock under federal securities laws, because the Company's net tangible assets exceed the required threshold of $4 million. However, there is no assurance that the Company will continue to meet the net tangible assets requirement or other exemptions from the definition of a penny stock in the future.

     On July 23, 1998, the Company appealed Nasdaq's decision to delist the Common Stock to the Nasdaq Listing and Hearing Review Council (the "Review Council"). The basis for the Company's appeal is that the Company believes that the failure of the Common Stock to comply with Nasdaq's minimum $1.00 per share bid price requirement will be cured by stockholder approval of the Reverse Split at the Annual Meeting. However, even if the Reverse Split is approved, there can be no assurance that the Company's appeal to the Review Council will be successful. In addition, while the Company believes it currently meets the continued listing criteria for the Nasdaq National Market (other than with respect to the minimum bid price), even if the decision of the Review Council is favorable, there can be no assurance that the Company will meet Nasdaq's continued listing criteria in the future (whether as a result of failure to meet the minimum bid price requirement or other requirements imposed by Nasdaq).

     If the Reverse Split is not approved by stockholders, the Company believes that the Common Stock will not be eligible to be traded on the Nasdaq National Market or the Nasdaq Small Cap Market because the Company is not currently able to meet certain of the Nasdaq's initial listing requirements, which are more stringent than the continued listing requirements. In particular, the initial listing requirement of the Nasdaq National Market is a minimum bid price of $5 per share, and the initial listing requirement of the Nasdaq Small Cap Market is a minimum bid price of $4 per share.

     If the Reverse Split is approved by stockholders but the Company's appeal to the Review Counsel is unsuccessful, the Company may seek to have the Common Stock listed on the Nasdaq Small Cap Market. However, there is no assurance that Nasdaq would act favorably on any request by the Company to be listed on the Nasdaq Small Cap Market.

     On July 29, 1998, Nasdaq informed the Company that the Company would be permitted to submit information to the Review Council in connection with the Company's appeal until the close of business on September 23, 1998. Nasdaq further indicated in its July 29, 1998 letter that the Review Council would issue a decision after the NASD Board of Governors had an opportunity to consider the delisting decision pursuant to NASD Rule 4880, an opportunity that Nasdaq indicated would likely occur at the December NASD Board of Governors meeting.

     The Board of Directors believes that the Reverse Split is beneficial to the Company's stockholders as the Company will not have reasonable grounds for appealing the delisting of its Common Stock from the Nasdaq National Market if the Reverse Split is not effected and if the market price for the Common Stock does not otherwise meet Nasdaq's $1.00 minimum bid price maintenance standard. In addition, the Board of Directors believes that the Reverse Split may permit the Company to have the Common Stock listed on the Nasdaq Small Cap Market, which the Board of Directors believes would offer advantages to stockholders as compared with trading on Nasdaq's OTC Bulletin Board.

     For the foregoing reasons, the Board of Directors has determined that a recapitalization through the Reverse Split would be in the best interests of the Company and its stockholders, and recommends stockholders approve the Reverse Split.

EFFECTS OF THE REVERSE SPLIT

     General Effects. The principal effect of the Reverse Split would be to decrease the number of outstanding shares of the Company's Common Stock. Specifically, the 18,523,918 shares of Common Stock issued and outstanding on the Record Date would, as a result of the Reverse Split, be converted into approximately 1,852,392 shares of Common Stock (with the precise number depending upon the extent of fractional shares resulting from the Reverse Split, which will be converted to cash based upon the market price for a share of Common Stock on the trading day prior to implementation of the Reverse Split). The number of shares of Common Stock authorized for issuance by the Company's Certificate of Incorporation following the Reverse Split would be proportionately adjusted from 50,000,000 shares to 5,000,000 shares. Accordingly, after the Reverse Split, there would be approximately 3.1 million "new" (or post-Reverse Split) shares of Common Stock ("New Shares") available for issuance by the Company.

     Effect on Market for Common Stock. On August 4, 1998, the closing price of the Company's Common Stock as quoted on the OTC Bulletin Board was $0.52 per share. By decreasing the number of shares of Common Stock otherwise outstanding without altering the aggregate economic interest in the Company represented by such shares, the Board believes that the per share market price for the Company's Common Stock will be increased in excess of the minimum $1.00 bid price required for continued listing of shares on the Nasdaq National Market.

     Effect on Stock Options and Warrants. The total number of shares of Common Stock issuable upon the exercise of options and warrants to acquire such shares, and the exercise price thereof, shall be proportionally adjusted to reflect the Reverse Split.

     Effect under the Company's Rights Plan. Following the implementation of the Reverse Split, each share of Common Stock will continue to have one preferred share purchase right (a "Right") associated with it; however, the number of shares of Preferred Stock issuable upon the exercise of each Right shall be proportionally adjusted to reflect the Reverse Split (i.e., following the effectiveness of the Reverse Split, each Right, under certain circumstances, would be eligible to purchase up to one-tenth of a share of Preferred Stock).

     Changes in Stockholders' Equity. The Reverse Split would reduce the Company's stated capital, which consists of the par value per share of Common Stock multiplied by the number of such shares outstanding, from the amount which would otherwise exist (assuming the share amounts set forth above, the Reverse Split would reduce the Company's stated capital by approximately $70,000). Although the par value of Common Stock would remain at $0.002 per share following the Reverse Split, stated capital would be decreased because the number of shares outstanding would be reduced. Correspondingly, the Company's additional paid-in capital, which consists of the difference between its stated capital and the aggregate amount paid to the Company upon its issuance of all then outstanding shares of Common Stock, would be increased.

     Appraisal Rights. Pursuant to the Delaware General Corporate Law, the Company's stockholders are not entitled to appraisal rights with respect to the Reverse Split.

     Disadvantages. The Company believes that, as a result of the Reverse Split, certain shareholders may incur increased expenses in selling odd-lot shares of the Company's Common Stock.

NO FRACTIONAL SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     No fractional shares of Common Stock will be issued as a result of the Reverse Split, no certificates for any fractional shares will be issued, and fractional share interests will not entitle the holder thereof to exercise any right of a stockholder with respect thereto. In lieu of such fractional shares, any holder of Common Stock (after aggregating all fractional shares of Common Stock issuable to such holder) will, upon surrender of such holder's stock certificate(s) representing Common Stock to American Securities Transfer & Trust, Inc. (the "Exchange Agent"), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fractional shares by the average of the reported closing prices for the shares on the OTC Bulletin Board for the ten trading days immediately preceding the Effective Date.

     As soon as practicable after the Effective Date, the Exchange Agent will mail to the registered holders of Common Stock (i) a Letter of Transmittal, and
(ii) instructions for the use of the Letter of Transmittal in effecting the surrender of the Common Stock certificates for certificates representing New Shares. Upon surrender of a certificate to the Exchange Agent, together with a duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent or Cortech, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of New Shares that such holder has the right to receive.

     If any stock certificate has been lost, stolen or destroyed, Cortech may require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent or Cortech with respect to such certificate.

     STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment for any stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold Common Stock of the Company as a capital asset, may be subject to special rules not discussed below. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAXES AND OTHER LAWS.

     The receipt of whole New Shares (excluding fractional New Shares) in the Reverse Split should be non-taxable for federal income tax purposes. Consequently, a stockholder receiving New Shares will not recognize either gain or loss, or any other type of income, with respect to whole New Shares received as a result of the Reverse Split. In addition, the tax basis of such stockholder's shares of Common Stock prior to the Reverse Split will carry over as the tax basis of the stockholder's New Shares. The holding period of the New Shares should also include the stockholder's holding period of the Common Stock prior to the Reverse Split, provided that such Common Stock was held by the stockholder as a capital asset on the Effective Date.

     Any stockholder who receives cash in lieu of a fractional New Share pursuant to the Reverse Split will recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of Common Stock allocable to such fractional New Share. If the shares of Common Stock were held as a capital asset on the Effective Date, then the stockholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the stockholder's holding period for the shares of Common Stock is longer than eighteen months, a short-term capital gain or loss if the stockholder's holding period is twelve months or less and mid-term gain or loss if the stockholder's holding period is longer than twelve months and less than eighteen months.

     Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or its stockholders would be subject to backup withholding or informational reporting with respect to cash distributed in lieu of fractional New Shares.

EXCHANGE OF SHARES

     On or after the Effective Date, the Company will mail to each stockholder of record a letter of transmittal. Stockholders will be able to receive a certificate representing New Shares and, if applicable, cash in lieu of a fractional New Share only by transmitting to the Exchange Agent such stockholder's stock certificate(s) for shares of Common Stock outstanding prior to the Reverse Split, together with the properly executed and completed letter of transmittal, and such evidence of ownership of such shares as the Company may require. Stockholders will not receive certificates for New Shares unless and until the certificates representing their shares of Common Stock outstanding prior to the Reverse Split are surrendered. Stockholders should not forward their certificates to the Exchange Agent until the letter of transmittal is received and should surrender their certificates only with such letter of transmittal.

     Payment in lieu of a fractional New Share will be made to any stockholder entitled thereto promptly after receipt by the Company or its Exchange Agent of a properly completed letter of transmittal and stock certificate(s) for all of his or her shares of Common Stock outstanding prior to the Reverse Split. There will be no service charge payable by stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional New Share. These costs will be borne by the Company.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the matter at the Annual Meeting will be required to approve the Reverse Split described in this Proposal 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
        APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION CONFIRMING
              THE BOARD'S AUTHORITY TO FIX THE NUMBER OF DIRECTORS

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3

     Article IX, Section 1 of the Company's Certificate of Incorporation currently provides that the number of directors of the Company shall be fixed from time to time in the manner provided in the Bylaws and may be increased or decreased from time to time in the manner provided in the Bylaws. Article 3,
Section 3.1 of the Company's Bylaws provides, in pertinent part, that the number of directors shall be one or more, as fixed from time to time by resolution of the Board of Directors. The Board of Directors has unanimously approved, and recommends that stockholders approve, an amendment to the Company's Certificate of Incorporation to restate Article IX, Section 1 in its entirety as follows:
"The exact number of directors of the Company shall be determined from time to time by resolution of the Board of Directors."

     The proposed amendment is designed to resolve the question of whether dissident stockholders can amend the Bylaws to increase the number of directors and then nominate directors to fill the vacancies created by the Bylaw amendment. This approach allows a dissident to elect a majority of the board members at a single meeting. This is the strategy currently being followed by AVF. The Board of Directors believes that it is in the best interests of the Company and its stockholders to defeat efforts, such as those currently being employed by AVF through the AVF Proposal (described under Proposal 5), to take control of the Board.

     The Company has had a classified Board structure since 1992. The Board of Directors believes that a classified Board continues to serve the Company, its stockholders and those with whom the Company is seeking to do business by permitting all parties to rely on the consistency and continuity of corporate policy. This is particularly important to a research-based organization such as the Company, where product development often requires many years. At the same time, annual elections in which approximately one-third of the Board is elected each year offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy from year-to-year.

     In addition, in the event of any unfriendly or unsolicited proposal to take over or restructure the Company, such as the hostile takeover by proxy contest currently being undertaken by AVF, a classified board structure permits the Company to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

     The Board of Directors believes that the approval of the amendment set forth in Proposal 3 is important in order to eliminate the possibility of AVF or future dissident stockholders from mounting a hostile takeover of the Company through proposals, such as the AVF Proposal, to elect a majority of the directors at a single meeting.

     The affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the matter at the Annual Meeting will be required for the adoption of the amendment contained in Proposal 3.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                                   PROPOSAL 4
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                   THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 4

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve Proposal 4 ratifying the selection of Arthur Andersen LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                                   PROPOSAL 5
  SOLICITATION IN OPPOSITION TO AVF PROPOSAL TO INCREASE THE SIZE OF THE BOARD

                 THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 5

     Article 3, Section 3.1 of the Company's Bylaws provides, in pertinent part, that the number of directors shall be one or more, as fixed from time to time by resolution of the Board of Directors. According to the Opposition Proxy, AVF proposes to amend Article 3, Section 3.1 of the Bylaws to fix the number of directors to serve on the Board of Directors at seven. As described earlier, the Company has had a classified Board of Directors since 1992. With a classified Board of Directors, only one-third of the board members are elected in any one year. The Company believes that the AVF Proposal is inconsistent with the Company's classified Board of Directors because it would allow a majority of the directors to be elected at one election. As asserted by AVF in the Opposition Proxy, the AVF Proposal is designed to enable AVF to elect a majority of the Board at this election, thereby permitting AVF's representatives to constitute a majority of the Company's directors and AVF to control the Company.

     The Board of Directors believes that the AVF Proposal is not in the best interests of the Company and its stockholders and has unanimously adopted Proposal 3, which would amend the Company's Certificate of Incorporation to prevent AVF or other dissident stockholders from attempting to take control of the Company by proposing such a Bylaw amendment. In addition to helping assure continuity and stability of the Company's corporate policies and strategies, a classified board structure permits the Company, in the face of a hostile takeover attempt or unsolicited proposal, time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized -- in other words, the classified board is designed to protect the Company and stockholders precisely against corporate raiders such as Koether. Given Koether's documented history of greenmail, hostile takeovers and contentious litigation, the Board of Directors urges you to carefully consider the Board's reasons for opposing the AVF Proposal.

     AVF presently owns approximately 10.8% of the Company's outstanding Common Stock (approximately 15% when combined with the holdings of Mark and Fred Jaindl who are participating in the Opposition Proxy solicitation), acquiring its interest in the fall of 1997 with the announced intention of seeking representation on the Board through a proxy contest or otherwise. In recent months the Board of Directors has worked hard to try to negotiate a fair settlement with Koether, but he appears to want nothing less than control of the Company for his (and the Jaindls') 15% interest. The Board urges holders of the remaining 85% of the Company's outstanding Common Stock to look at the Koethers' twenty year history of greenmail transactions before turning over control of Cortech to AVF.

     The affirmative vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Bylaw amendment described in Proposal 5.

     IN ORDER TO DEFEAT THE HOSTILE TAKEOVER ATTEMPT BY KOETHER AND ENSURE THAT THE INTERESTS OF ALL THE COMPANY'S STOCKHOLDERS ARE TAKEN INTO ACCOUNT, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of July 24, 1998 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table under the caption "Compensation of Executive Officers" below;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                   BENEFICIAL OWNERSHIP (1)
                                                              -----------------------------------
                  NAME OF BENEFICIAL OWNER                    NUMBER OF SHARES   PERCENT OF TOTAL
                  ------------------------                    ----------------   ----------------
Asset Value Fund Limited Partnership(2).....................     2,000,000            10.80%
  P.O. Box 74
  Bedminister, NJ
BVF Partners, L.P.(3).......................................     1,180,752             6.37%
  333 West Wacker Drive, Suite 1600
  Chicago, IL
Bert Fingerhut(4)...........................................       563,205             3.02%
Edward Finkelstein..........................................       444,025             2.40%
Dr. Lawrence M. Gold........................................         7,500                *
Dr. John E. Repine(5).......................................         5,000                *
Joachim von Roy.............................................            --               --
Dr. John P. Papp............................................        70,123                *
Dr. John C. Cheronis(6).....................................       486,891             2.61%
Diarmuid Boran(7)...........................................       107,225                *
Kenneth R. Lynn(8)..........................................         3,433                *
Joseph L. Turner(9).........................................       140,984                *
All executive officers and directors as a group (6
  persons)(10)..............................................     1,126,955             6.00%

---------------

  *  Less than one percent.

 (1) This table is based upon information supplied by the Company's officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,523,918 shares outstanding on July 24, 1998, adjusted as required by rules promulgated by the SEC.

 (2) According to Amendment No. 12 to the Schedule 13D filed with the SEC on July 17, 1998 by Asset Value. The sole general partner of Asset Value is Asset Value Management, Inc., a Delaware corporation and wholly owned subsidiary of Kent Financial Services, Inc., a Delaware corporation. On February 10, 1998, Mark W. Jaindl and Frederick J. Jaindl acquired, respectively, 250,000 shares and 520,000 shares of Company Common Stock from Asset Value in a privately negotiated transaction. Mark Jaindl is the son of Fred Jaindl and a director of a company that might be deemed to be under the common control of Asset Value by virtue of common stock ownership. Although Asset Value and the Jaindls file jointly, Asset Value disclaims membership in a group with the Jaindls and disclaims beneficial ownership of the shares owned by the Jaindls.

 (3) According to Schedule 13D filed with the SEC on May 16, 1997 by Biotechnology Value Fund, L.P. ("BVF"). Includes 638,796 Shares BVF beneficially owns and has shared dispositive and voting power with BVF Partners, L.P. ("Partners"). Partners and BVF Inc. share voting and dispositive power over the 1,180,752 shares they own with, in addition to BVF, the managed accounts on whose behalf Partners, as investment manager, purchased such shares.

 (4) Includes options to purchase 153,010 shares, which are exercisable within 60 days of the date of this table. Also includes 3,000 shares held by Mr. Fingerhut's wife and 17,000 shares by Mr. Fingerhut's minor daughter.

 (5) Includes options to purchase 5,000 shares, which are exercisable within 60 days of the date of this table.

 (6) Includes options to purchase 107,000 shares, which are exercisable within 60 days of the date of this table. Also includes 73,666 shares held in trust for Dr. Cheronis' children.

 (7) Includes options to purchase 105,716 shares, which are exercisable within 60 days of the date of this table.

 (8) Mr. Lynn resigned as an officer of the Company on May 18, 1998.

 (9) Mr. Turner resigned as an officer of the Company on December 1, 1997. Includes options to purchase 128,066 shares, which are exercisable within 60 days of the date of this table.

(10) Includes options to purchase a total of 263,726 shares, which are exercisable within 60 days of the date of this table by executive officers and directors.

                         BOARD COMMITTEES AND MEETINGS

     During the year ended December 31, 1997, the Board of Directors held nine meetings. Each incumbent director then in office attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which such director served. The Board has an Audit Committee, a Compensation Committee, an Equity Committee and a Nominating Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which during 1997 was composed of Mr. Fingerhut and Dr. Cohen, met once during 1997.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to officers, employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which during 1997 was composed of Mr. Fingerhut and Drs. Kennedy and Misher, met once during 1997.

     The Equity Committee administers the Company's stock option plans for non-officer employees only and makes stock option grants to such employees not in excess of 20,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Equity Committee, which during 1997 was composed of Mr. Lynn, did not take any action during 1997.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Board of Directors and committees of the Board, and for election as officers of the Company, and, in connection with such duties, monitors and makes recommendations with respect to compensation of directors. No procedure has been established for the consideration of nominees recommended by the stockholders. In addition, the Nominating Committee reviews certain matters of Board governance, including evaluation of committee structure and function and Board performance. The Nominating Committee, which during 1997 was composed of Drs. Kennedy and Misher, did not meet during 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Under the 1992 Amended and Restated Non-Employee Directors' Stock Option Plan (the "1992 Directors' Plan"), which expired by its terms on December 31, 1997, each non-employee director received options to purchase Common Stock of the Company as compensation for his or her services as a director and received additional options under such Plan for service on certain committees of the Board. In addition, options were, and continue to be, granted to non-employee directors outside of such Plan. To date, no plan has replaced the 1992 Directors' Plan. Outside directors receive $1,000 per Board meeting attended and $1,000 per committee meeting attended if held on a non-Board meeting occasion and an additional $6,000 annually.

     Option grants under the 1992 Directors' Plan were automatic and non-discretionary. Each person who was a non-employee director of the Company as of the adoption date of the 1992 Directors' Plan was granted options generally covering 25,000 shares, with adjustments to equalize the directors' overall options in light of options previously granted to them. Such options generally become exercisable ("vest") in year-end installments of 5,000 shares. Each member of the Compensation and Audit Committees received options covering an additional 500 shares for each committee on which he served. In addition, (a) each person subsequently elected for the first time as a non-employee director is granted an option on the date of his or her initial election as a director to purchase a pro rata portion of 25,000 shares, depending upon when he or she is elected, which options generally vest in year-end installments of 5,000 shares;
(b) each person subsequently elected for the first time to the Audit or Compensation Committee is granted an option to purchase 500 shares if elected before July 1, or a portion thereof, prorated on a quarterly basis, if elected after such date, vesting in full on December 31; (c) each non-employee director receives an annual option to purchase an additional number of shares, determined by multiplying 5,000 by a fraction, the numerator of which is $20 and the denominator of which is the fair market value per share of the Common Stock on the grant date, subject to minimum and maximum limits of 2,500 and 5,000 shares, respectively, vesting quarterly over five years; and (d) each non-employee director who is a member of the Company's Audit or Compensation Committee receives an annual option to purchase 500 shares, vesting in full on December
31. Vesting of all options is subject to continued service as a non-employee director or employee of the Company during the vesting period and, in the case of options granted for service on a committee, to continued service on the applicable committee. As of July 24, 1998, 1,650 options had been exercised under the 1992 Directors' Plan.

     All directors are reimbursed for their expenses incurred in attending Board of Directors meetings. Directors who are employees of the Company do not receive separate compensation for their services as directors.

     During the fiscal year ended December 31, 1997, Mr. Fingerhut and Drs. Cohen, Misher and Kennedy received options pursuant to the 1992 Directors' Plan covering 6,000 shares, 5,000 shares, 5,500 shares and 5,500 shares, respectively, each at an exercise price of $1.47 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, each person who served as (i) the Company's Chief Executive Officer during 1997 and (ii) the Company's other most highly compensated executive officers at December 31, 1997 (collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                ANNUAL COMPENSATION                    AWARDS
                                       --------------------------------------   ---------------------
           NAME AND                                            OTHER ANNUAL     SECURITIES UNDERLYING        ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)        OPTIONS(#)         COMPENSATION($)(1)
      ------------------        ----   ---------   --------   ---------------   ---------------------   -------------------
Kenneth R. Lynn (2)             1997   $265,513    $65,000             --                   --                $1,141
  President, Chief              1996    265,006     65,000             --               75,000                 1,174
  Executive Officer and         1995    230,499     75,000             --              275,000                 1,099
  Chairman of the Board
Joseph L. Turner (3)            1997    165,537         --             --                   --                 2,165
  Vice President, Finance       1996    154,533     25,000             --               40,000                 2,399
  and Administration,           1995    155,349     30,000             --               64,000                 2,009
  Chief Financial Officer and
  Secretary
Diarmuid Boran (4)              1997    140,364     30,000             --                   --                 1,708
  Vice President,               1996    140,046     25,000             --               40,000                 1,707
  Corporate Development         1995    112,493     30,000             --               64,000                 1,386
  and Planning

---------------

(1) Includes matching payments by the Company under its 401(k) Plan and premiums paid by the Company for group term life insurance. For 1997, the amounts were $631 and $510, respectively, for Mr. Lynn; $1,295 and $870, respectively, for Mr. Turner; and $1,404 and $304, respectively, for Mr. Boran.

(2) Mr. Lynn left all positions with the Company as of May 18, 1998. In accordance with the Board's determination that Mr. Lynn's departure constituted a Termination Event under the Executive Compensation and Benefits Agreement dated as of October 14, 1997 between the Company and Mr. Lynn, Mr. Lynn was entitled to receive the benefits provided thereunder, subject to the modifications set forth in the letter agreement dated May 18, 1998 between Mr. Lynn and the Board: (i) the lump salary continuation payment was limited to 20 months salary or $441,667, (ii) no pro rata bonus was paid and (iii) all outstanding options held by Mr. Lynn were terminated and extinguished. Pursuant to the letter agreement, Mr. Lynn agreed to make himself available as a consultant to the Company through June 30, 1998 at a rate equal to half of his former rate of compensation; consulting fees totaling $17,100 were paid to Mr. Lynn during such period. In addition, the Company entered into an indemnity agreement with Mr. Lynn whereby it agreed to indemnify him against claims arising in connection with acts or omissions arising out of his service as a director, executive, employee, consultant and/or agent of the Company.

(3) Mr. Turner resigned as an officer and employee of the Company as of December 1, 1997. At such time, Mr. Turner and the Company entered into an agreement pursuant to which Mr. Turner served as a consultant and continued to receive his former salary through June 30, 1998. Stock options held by Mr. Turner at the time of his resignation continued to vest until June 30, 1998.

(4) Mr. Boran became an executive officer in 1995. In May 1998, Mr. Boran was appointed Chief Operating Officer and Acting Chief Financial Officer of the Company.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1993 Equity Incentive Plan. No options were granted to the Company's executive officers in 1997. As of July 15, 1998, options to purchase a total of 632,483 shares were outstanding under the 1993 Equity Incentive Plan and options to purchase 836,627 shares remained available for grant thereunder.

        AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND VALUE OF OPTIONS
                             AT END OF FISCAL 1997

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                               OPTIONS AT END OF           OPTIONS AT END OF
                                                                FISCAL 1997(#)             FISCAL 1997($)(1)
                           SHARES ACQUIRED      VALUE      -------------------------   -------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
          ----             ---------------   -----------   -------------------------   -------------------------
Kenneth R. Lynn..........           --              --          275,009/174,991                  $0/$0
Joseph L. Turner.........           --              --          101,305/ 62,695                   0/ 0
Diarmuid Boran...........           --              --           79,940/ 66,560                   0/ 0

---------------

(1) Based on the closing price of the Company's Common Stock on December 31, 1997 ($0.594) minus the exercise price of the options.

EMPLOYMENT CONTRACTS AND SEVERANCE PLAN

     The Company adopted the Executive Officers' Severance Benefit Plan (the "Severance Plan") on September 18, 1995, which was amended on December 13, 1996, to encourage senior employees to work in the Company's best interests following a change in control. In the event of an involuntary termination of employment within 60 days prior and 30 months following a change in control, all employees employed at the level of Vice President or above and such other management employees as may be designated by the Chief Executive Officer will receive compensation during the Benefit Period (defined below), a proportional bonus payment if one was received the year preceding the year in which the termination date occurs, and all outstanding unvested stock options will become fully vested on the termination date. The "Benefit Period" for employees other than the Chief Executive Officer is the period commencing on the termination date and (i) continues for 18 months following such date if the date occurs within 60 days prior or 12 months after a change in control, or (ii) continues for the period following the date the employee becomes eligible determined by reducing 30 months by the number of months the eligible employee was employed by the Company following a change in control. With respect to the Chief Executive Officer, the "Benefit Period" is the Chief Executive Officer's termination date and (i) continues for 24 months following such date if the date occurs within 60 days prior or 12 months after a change in control, or (ii) continues for the period following such termination date determined by reducing 36 months by the number of months the Chief Executive Officer was employed by the Company following a change in control.

     The Company amended its Executive Compensation and Benefits Continuation Agreement with Mr. Lynn (the "Employment Agreement") on October 14, 1997. As amended, the agreement provided, upon the occurrence of a Termination Event (defined below), for the payment of the equivalent of 24 months base salary, the payment of health insurance policies for up to 18 months following the Termination Event, immediate vesting of all stock options not already vested and the payment of a bonus (equal to the fraction of the current year worked multiplied by the bonus paid for the prior year). A "Termination Event" was defined as the involuntary termination of Mr. Lynn by the Company without cause or the termination of employment by Mr. Lynn on account of a material change in the business of the Company or the duties of Mr. Lynn prior to or within 30 months after a change in control of Company. The Employment Agreement also provided that, with respect to any Termination Event that was also covered by the Severance Plan, Mr. Lynn would receive compensation and benefits pursuant to the Employment Agreement only and not pursuant to the Severance Plan. In connection with his departure from the Company on May 18, 1998, Mr. Lynn entered into a letter agreement with the Company that modified the terms of the Employment Agreement as described in footnote (2) to the Summary Compensation Table above.

     In connection with arrangements relating to the proposed agreement of merger between Cortech and BioStar (the "Merger"), which proposal has since been terminated, Cortech entered into an agreement with Mr. Boran (the "Boran Agreement") which provides that the cash benefits payable under the Severance Plan would have been paid to Mr. Boran upon the effectiveness of the Merger. The Boran Agreement further provides that benefits available under the Severance Plan would also be paid to Mr. Boran (with cash payments made over the course of six months) in the event of Mr. Boran's involuntary termination in the absence of the Merger and that Cortech would have employed Mr. Boran at his current salary as a full-time consultant for the six months following the effectiveness of the Merger. The Boran Agreement continues to be in full force and effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during 1997 were Drs. Kennedy and Misher and Mr. Fingerhut. There were no interlocks or other relationships among the Company's executive officers and directors that are required to be disclosed under applicable executive compensation disclosure regulations.

                REPORT TO STOCKHOLDERS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") consisted during 1997 of Drs. Kennedy and Misher, each of whom resigned from the Board effective July 21, 1998, and Mr. Fingerhut. The Committee is responsible for recommending and administering the Company's policies governing employee compensation and for administering the Company's employee benefit plans, including its stock plans. The Committee evaluates the performance of management, recommends compensation policies and levels, and makes recommendations concerning salaries and incentive compensation. The full Board of Directors reviews the Committee's recommendations regarding the compensation of the executive officers of the Company.

     It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based" compensation within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1993 Equity Incentive Plan with an exercise price equal to at least the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation," to the extent the requirements of Section 162(m) are otherwise satisfied and consistent with the best interests of the Company. All options granted to executive officers under such plan after January 1, 1996 are eligible for treatment as "performance-based compensation."

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive compensation program is designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The key elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers consists of three elements: a base salary, an incentive bonus and stock option grants.

     The Committee makes compensation determinations based upon a subjective assessment of a variety of factors, both personal and corporate, in evaluating the performance of the Company's executive officers and making compensation decisions. These factors include, in order of importance, the progress of the Company toward its long-term objectives, the individual contributions of each officer to the Company, and the compensation paid by selected biotechnology companies to individuals in comparable positions. The Committee's weighing of these factors in determining the compensation of an individual executive officer may vary. In awarding stock options, the Committee considers the number and value of an executive officer's outstanding stock options.

     In light of the Company's disappointing test results and the loss of collaborative partner support, the measures presently used by the Committee in evaluating the Company's progress are management's ability to effectively implement the Board of Director's restructuring and cost-saving policies, which include (i) reducing the Company's work force, (ii) decommissioning the Company's laboratories, and (iii) selling the Company's scientific and technical equipment, as well as management's ability to efficiently use corporate resources. Historically, the Committee has considered, and where appropriate will continue to consider, (a) the achievement and management of appropriate collaborative arrangements with larger pharmaceutical and biotechnology companies relating to the discovery and development of commercializable products, (b) progress of products under development in pre-clinical (animal) testing, (c) the effectiveness with which management identifies new strategic alternatives and its responses to new information such as the results of research programs and clinical trials in the context of the identified strategic alternatives, and (d) the hiring and retention of subordinate officers and other key employees best capable of accomplishing the foregoing.

     Base Salary. When utilizing comparative data, the Committee attempts to set compensation levels in the mid-range of management compensation at the companies examined. In December 1996, the Compensation Committee set annual salaries for 1997. The Compensation Committee reviews salaries on an annual basis, with the annual review for 1998 having occurred in December 1997. At an annual review, the Compensation Committee may increase each executive officer's salary based on the individual's contributions and responsibilities over the prior 12 months and expectations for the next 12 months.

     Bonus. The Committee may award bonuses at the end of the fiscal year based on the Company's ability to meet its corporate and strategic goals and the individual's contributions to those goals, if it deems such an award to be appropriate. Based on management's ability to effectively implement the Board's restructuring policies within a relatively short period of time, the Committee decided to award cash bonuses for 1997 to certain officers and key employees.

     Stock Options. Long-term incentives are provided by means of periodic grants of stock options. The Company's 1993 Equity Incentive Plan is administered by the Compensation Committee. The Committee believes that by granting executive officers an opportunity to obtain and increase their personal ownership of Company stock, the best interests of stockholders and executives will be more closely integrated. The vesting provisions of the option plan serve to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation paid during 1997 to Kenneth R. Lynn, the Company's former Chief Executive Officer, was determined based on a subjective analysis of the criteria described above and reflected the Company's strategic challenges for the coming year, including its need to significantly reduce costs and conserve cash, while at the same time pursuing new collaborative relationships with larger biotechnology and pharmaceutical companies, and the desire to compensate the chief executive officer in the mid-range of comparable biotechnology companies, based upon an industry survey covering 107 biotechnology and biopharmaceutical firms with between 51 and 149 employees.

     The foregoing report has been furnished by the Compensation Committee of the Board of Directors and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference and shall not otherwise be deemed filed under such Acts.

                                            Respectfully submitted,
                                            Bert Fingerhut

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Nasdaq Stock Market (US) (the "Nasdaq US Index") and the Hambrecht & Quist "Biotechnology Index" (the "H&Q Biotechnology Index"). The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                                                                                           H & Q
               Measurement Period                                      Nasdaq US       Biotechnology
             (Fiscal Year Covered)                 Cortech, Inc.         Index             Index
12/31/92                                                    100.00            100.00            100.00
12/31/93                                                    127.91            114.80             86.21
12/31/94                                                     25.29            112.21             81.89
12/31/95                                                     23.83            158.70            139.30
12/31/96                                                     13.67            195.19            128.53
12/31/97                                                      5.53            239.53            130.10

     Assumes a $100 investment on December 31, 1992 in each of the Company's Common Stock, the securities comprising the Nasdaq US Index, and the securities comprising the H&Q Biotechnology Index.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1992, Cortech entered into a series of agreements with CP-0127 Development Corporation ("CDC") that govern the development of products utilizing Bradycor. The agreements grant CDC the right to utilize Bradycor in the United States, Canada and Europe for certain indications, while Cortech retained rights to such products in other parts of the world. Cortech has the right to market, sell and license the technology licensed to CDC or to sell products derived therefrom and is subject to a royalty obligation in favor of CDC. Cortech is currently seeking a partner to advance the development of components covered by the license. Mr. Fingerhut, the Company's Chairman and Acting Chief Executive Officer, is a director of CDC.

     The Company believes that the foregoing transactions and relationships are in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, on terms no less favorable to the Company than could be obtained from unaffiliated third parties and in connection with bona fide business purposes of the Company.

                               LEGAL PROCEEDINGS

     Biostar Litigation. On February 27, 1998, a complaint was filed in the New Castle County, Delaware Court of Chancery naming the Company, the Company's directors and BioStar as defendants. The complaint, filed by a stockholder of the Company, claims to be on behalf of a class of all the Company's stockholders and contends that the directors of the Company breached their fiduciary duties to the Company's stockholders when they unanimously approved the proposed combination with BioStar. The complaint originally sought to enjoin the proposed combination with BioStar as well as the operation of the Company's stockholder rights plan and sought an order rescinding the proposed combination with BioStar upon its consummation as well as compensatory damages and costs. The complaint was amended following termination of the Biostar merger to seek to force an auction of the Company and other relief. The Company believes that the claims are without merit and intends to vigorously defend against this suit. Although there can be no assurances in this regard, the Company believes that the suit will have no material adverse effect on the Company because the Company (i) believes that the claimant will not prevail on the merits, and (ii) has insurance which it believes will cover the cost of defending this claim (except for a $75,000 deductible amount.

     AVF Litigation. Because the proposed combination with Biostar was terminated on May 7, 1998, the annual meeting of the Company scheduled to be held in conjunction with the stockholder vote on the Biostar transaction was not held. Under Delaware law, any stockholder can seek a court action to require an annual meeting if a company has not held an annual meeting for a period of 13 months. This period expired on June 28, 1998, and, on the following day, AVF filed an action in the Court of Chancery of the State of Delaware to compel the Company to hold an annual meeting of stockholders immediately. Pursuant to a stipulation order entered into by the Company and AVF, and approved by the Court on July 16, 1998, the Company and AVF agreed and stipulated that the Company's annual meeting would be held on September 4, 1998 with the record date set for July 10, 1998.

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the proxy statement for presentation at the Annual Meeting of Stockholders to be held in 1999, a stockholder proposal must be received at the offices of the Company, 6850 N. Broadway, Suite G, Denver, CO 80221 not later than April 10, 1999.

                                  SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co., Inc., 77 Water Street, New York, New York 10008-4495 ("D.F. King"). D.F. King has advised the Company that approximately 25 D.F. King employees will provide assistance in connection with the solicitation. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King will be paid a fee, estimated to be up to approximately $47,500 (of which $17,500 is contingent upon the result of the proxy contest) plus reasonable expenses, to assist in the solicitation of proxies. The Company estimates that the total amount of expenses to be incurred by it in connection with this proxy solicitation will be $135,000, $10,000 of which has been incurred to date.

                                INDEMNIFICATION

     The Company's Certificate and Bylaws provide, among other things, that the Company will indemnify each officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings to which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and any persons holding more than 10% of the Company's Common Stock to file initial reports of ownership and reports of change in ownership of the Company's Common Stock with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Cortech, Inc., 6850 N. Broadway, Suite G, Denver, CO 80221, (303) 650-1200. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by August 25, 1998.

     If you have any questions concerning this proxy solicitation of the procedures to execute and deliver a proxy, please contact D.F. King at:

                             D.F. King & Co., Inc.
                                77 Water Street
                         New York, New York 10005-4495
                             (212) 269-5550 collect
                            (800) 848-3051 toll free

     Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed WHITE proxy card promptly.

                                            By order of the Board of Directors

                                            /s/ Bert Fingerhut

                                            Bert Fingerhut
                                            Chairman

                                 [CORTECH LOGO]

                                 CORTECH, INC.
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 4, 1998

    The undersigned hereby appoints Bert Fingerhut, Diarmuid Boran and John Cheronis, M.D., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Cortech, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Renaissance Hotel, 3801 Quebec Street, Denver, Colorado on Friday, September 4, 1998, at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5, ALL AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE(S) LISTED BELOW.

[ ] FOR the nominee(s) listed below                          [ ] WITHHOLD AUTHORITY to vote for the
    (except as marked to the contrary                            nominee(s) listed below.
    below).

NOMINEE:


Lawrence M. Gold (Class I Director)                   John P. Papp (Class I Director)*
Joachim von Roy (Class I Director)                    John C. Cheronis (Class III Director)*

* Nominated for election solely in the event Proposal 5 to increase the size of the Board, which is opposed by the Board of Directors, is approved.

 TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE WRITE SUCH NOMINEE'S NAME BELOW


  ---------------------------------------------------------------------------
                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

PROPOSAL 2: To approve an amendment to the Company's Certificate of
            Incorporation that provides for a one-for-ten reverse stock split.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
                      ------------------------------------
PROPOSAL 3: To amend Article IX, Section 1 of the Company's Certificate of
            Incorporation to provide that the number of directors shall be set by the Board of Directors.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.
                      ------------------------------------
PROPOSAL 4: To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31,
            1998.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.
                      ------------------------------------
PROPOSAL 5: To amend Article 3, Section 3.1 of the Company's Bylaws to set the
            number of directors to serve on the Board of Directors at seven.
             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
                                       DATE:                           , 1998
                                            ---------------------------


                                       -----------------------------------------
                                       SIGNATURE(S)


                                       -----------------------------------------


                                       -----------------------------------------
                                       TITLE (IF APPLICABLE)

                                       Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

     PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.